Exhibit A

to

Advisory and Service Contract

between

Wasatch Funds, Inc. and

Wasatch Advisors, Inc.

Fund	Effective Date	Annual Advisory Fee
Series A—Wasatch Small Cap Growth Fund	January 27, 1998	1.00%

Series B—Wasatch Core Growth Fund	January 27, 1998	1.00%

Series C—Wasatch Hoisington U.S. Treasury Fund	January 27, 1998	0.50%

Series D—Wasatch Ultra Growth Fund	January 27, 1998	1.25%

Series E—Wasatch Micro-Cap Fund	January 27, 1998	1.95%

Series F—Wasatch Global Science & Technology Fund	December 8, 2000	1.50%

Series G—Wasatch Small Cap Value Fund	January 27, 1998	1.50%

Series H—Wasatch International Growth Fund	June 14, 2002	1.50%

Series I—Wasatch Micro Cap Value Fund	June 4, 2003	1.95%

Series J—Wasatch Heritage Growth Fund	February 25, 2004	0.70%

Series K—Wasatch International Opportunities Fund	November 17, 2004	1.95%

Series L—Wasatch Strategic Income Fund	November 21, 2005	0.70%

Series M—Wasatch Emerging Markets Small Cap Fund	August 30, 2007	1.75%

Series N—Wasatch Heritage Value Fund	August 30, 2007	0.70%

Series O—Wasatch Global Opportunities Fund	June 30, 2008	1.95%